Exhibit 99.1

BKF’s Largest Shareholder and BKF’s Board of Directors Agree to Management Change

BKF Capital Group, Inc. today announced that it has entered into an agreement with Catalyst Fund, L.P. which owns 47.5% of BKF’s outstanding common stock, Catalyst’s Fund Manager, Steven N. Bronson, and each of BKF’s current directors and officers. Under the terms of the Agreement, the existing Board of Directors and management of BKF will retire, with the current Board being replaced with directors designated by Catalyst.

The Agreement requires for at least a two year period that a majority of the Board be comprised of directors who are independent of both the Company and Catalyst and that all transactions and relationships between BKF and Catalyst or its affiliates be on an arms-length basis and be approved by BKF’s independent directors. The Agreement is being filed with the Securities and Exchange Commission on Form 8-K, and will be available on the SEC’s website.

The new directors will take office after distribution of certain information to stockholders, as required under the federal securities laws. These directors include—

•	Mr. Bronson, who is expected to be elected as chairman and chief executive officer to succeed Harvey Bazaar.

•	John A. Brunjes, a corporate and securities lawyer and a partner in the law firm of Bracewell & Giuliani.

•	Leonard Hagan, a certified public accountant and a principal in the firm of Hagan& Burns CPA’s PC.

Mr. Bronson of Catalyst stated “We thank the outgoing board members for their efforts. The board has worked diligently for stockholder interests, significantly reducing operating expenses while maintaining the Company’s public company franchise. We hope to build on these accomplishments, further reducing expenses and positioning the Company to take advantage of strategic opportunities to maximize stockholder value.”

Mr. Bazaar, BKF’s current board chairman, stated “Catalyst shares our commitment to protecting the interests of all stockholders and working for their benefit. We wish the new management success.”

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